Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the use of our report dated April 18, 2019, with respect to the consolidated financial statements of Security Benefit Life Insurance Company and subsidiaries and to the use of our report dated April 26, 2019, with respect to the financial statements of Variflex®, included in Post-Effective Amendment No. 43 to the Registration Statement under the Securities Act of 1933 (Form N-4 No. 002-89328) and Amendment No. 42 under the Investment Company Act of 1940 (Form N-4 No. 811-03957) and the related Statement of Additional Information accompanying the Prospectus for the Variflex® Variable Annuity.

/s/ Ernst & Young LLP

Kansas City, Missouri
April 26, 2019